Exhibit 99.1

SS Innovations Strengthens Management Team in Preparation for Global Sales Expansion

Promotes Dr. Vishwa Srivastava to President and Appoints Gary Lo as Chief Financial Officer

FORT LAUDERDALE, Fla. – November 13, 2026 – SS Innovations International, Inc. (the “Company” or “SS Innovations”) (NASDAQ: SSII), a developer of innovative surgical robotic technologies dedicated to making robotic surgery affordable and accessible to a global population, today announced the promotion of Dr. Vishwa Srivastava to President of the Company and the appointment of Gary Lo as Chief Financial Officer. Dr. Vishwa Srivastava previously served as the Company’s Chief Executive Officer – Asia Pacific. Both executives are based in the United States.

Dr. Sudhir Srivastava, Chairman of the Board and Chief Executive Officer of SS Innovations, commented, “At this critical juncture in SS Innovations’ growth journey, we are excited to announce the promotion of Dr. Vishwa Srivastava to President of the Company and the appointment of Gary Lo as Chief Financial Officer. Vishwa has been instrumental in the development and growth of our Asia Pacific region, and we are confident in his ability to successfully build our US business and lead our global operations during the next phase of expansion.”

Dr. Vishwa Srivastava said, “We have established a leading position in our immense home market of India, and I look forward to working closely with the team to build the required infrastructure and operations to further increase the presence of our advanced, cost-effective SSi Mantra surgical robotic system in the United States and globally in preparation for expansion. On that note, we have been responding to all queries raised by the U.S. Food and Drug Administration during its review of our 510(k) premarket notification for the SSi Mantra and we are simultaneously continuing along the pathway toward CE marking certification in the European Union. Additionally, we have been working at our R&D facility in India finalizing a pipeline of future disruptive healthcare technologies that we plan to roll out in the coming months.”

Dr. Sudhir Srivastava continued, “Gary brings to SS Innovations more than three decades of financial leadership experience and a proven track record of driving profitable growth and value creation across a range of prominent technology companies, including in the medical technology sector. We expect to benefit from his capital markets expertise, multinational company experience, financial planning and analysis skills, and strategic acumen as we build a truly global organization.”

Mr. Lo said, “I am thrilled to be joining the SSi team and supporting its mission to democratize access to advanced surgical robotic care. I believe that the SSi Mantra’s cutting-edge surgical robotic technology, differentiated features, user-friendliness, training capabilities, proven track record of clinical success, and cost efficiency all distinguish SS Innovations in a large and growing global market.”

About Mr. Lo

Gary Lo has more than three decades of financial and executive leadership experience across medical technology, healthcare, robotics, enterprise software and global technology businesses. Prior to joining the Company, Mr. Lo served as Chief Financial Officer of Subsense, Inc., a deep-technology company developing a bidirectional brain-computer interface. He previously served as Chief Financial Officer of Beyeonics Vision, a commercial-stage medical technology company developing a fully digital microscope for ophthalmic surgery; Vice President of Finance and subsequently Chief Financial Officer of Cellares Corporation, a cell therapy manufacturing robotics company; Vice President of Finance for Legrand’s Building Control Systems division, a global business with operations in North America and Asia; Vice President of Business Development (M&A) and IT at Sparta Systems; and Chief Financial Officer of 1WorldSync, a global cloud-based product data management company.

At the start of his career, Mr. Lo held progressively senior finance and technology leadership positions at Johnson & Johnson, finance leadership positions at Siebel Systems and Boston Scientific, and a senior auditor role at PricewaterhouseCoopers. Mr. Lo is a licensed Certified Public Accountant (CPA). He earned a Master of Business Administration from the University of Chicago Booth School of Business and a Bachelor of Science in Accounting, magna cum laude, from Boston College.

About SS Innovations

SS Innovations International, Inc. (Nasdaq: SSII) develops innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger segment of the global population. The Company’s product range includes its proprietary “SSi Mantra” surgical robotic system and its comprehensive suite of “SSi Mudra” surgical instruments, which support a variety of surgical robotic procedures, including cardiac surgery. Headquartered in India, SS Innovations is a U.S. company focused on expanding the global presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions. Visit the Company’s website at ssinnovations.com or LinkedIn for more information and updates.

About the SSi Mantra

The SSi Mantra surgical robotic system is a modular, multi-arm system with advanced technology features, including 3 to 5 modular robotic arms, an open-faced ergonomic surgeon command center, a large 3D 4K monitor, a touch-panel monitor for displaying all patient-related information, a virtual real-time image of the robotic patient-side arm carts, and the ability to superimpose 3D models of diagnostic imaging. The optional SSi MantrAsana tele-surgeon console is a portable, compact alternative to the SSi Mantra’s standard surgeon command center that is intended to provide equivalent control functionality while enabling enhanced portability, ergonomic flexibility, and telesurgery capability. The SSi Mantra utilizes over 40 different types of robotic endo-surgical instruments to support different specialties, including cardiac surgery, and 5 mm instruments for the pediatric population and ENT surgeries. A vision cart is designed to provide the table-side team with the same magnified 3D 4K view as the surgeon to provide better safety and efficiency. The SSi Mantra has been clinically validated in India in more than 190 different types of surgical procedures.

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions identify such forward-looking statements. These statements relate to future events or SS Innovations’ future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Investor Contact:

The Equity Group

Kalle Ahl, CFA

T: (303) 953-9878

kalle.ahl@theequitygroup.com

Devin Sullivan, Managing Director

T: (212) 836-9608

devin.sullivan@theequitygroup.com

Media Contact:

RooneyPartners LLC

Kate Barrette

T: (212) 223-0561

kbarrette@rooneypartners.com